EXHIBIT 21
                          SUBSIDIARIES OF THE COMPANY

Company                    Jurisdiction                       Ownership
- ----------------------------------------------------------------------


Handar                     California                               100%

TSI Foreign Sales          Barbados, West Indies                    100%
 Corporation

TSI France Inc.            Minnesota                                100%

TSI GmbH                   Germany                                  100%

TSI/TPM                    Minnesota                                100%

Transducer Research Inc.   Minnesota                                100%